Exhibit 99.1

Press Release

Action Products Expects Third Quarter Profit Gain

ORLANDO, FL – October 19, 2005 –Action Products International, Inc. (NASDAQ-CM: APII), a leading toy designer and manufacturer of educational and positive, non-violent branded playthings, announces that subject to a review by its auditors and audit committee, management currently expects the Company to deliver it shareholders profit improvements for the third quarter and the nine months ended Sept. 30, 2005, as compared to the same periods in 2004. The Company’s final numbers are expected to be available November 1st.

Ron Kaplan, CEO and President, noted, “Despite widespread reports on the state of the mainstream/promotional mass toy market, our market is that for educational and traditional playthings and it continues to grow. Consumers of our brands I Dig, Curiosity Kits and I Made That increasingly tell us they are emphasizing and trying to increase “quality time” with their children. Our growth policy is staying in place and we see further sales and profit gains in 2006. Besides strong product growth, we expect to complete more acquisitions after the 2005 holiday season, which will further benefit our shareholders.”

About Action Products International, Inc.

Action Products International, Inc, based in Orlando Florida is a toy manufacturer, emphasizing educational and positive play brands, including JAY JAY THE JET PLANE Wooden Adventure System, the I DIG ® series, Space Voyagers® “The most authentic Space Toys on the Earth,” Climb@Tron™ window-climbing robots, Curiosity Kits® and IMADE THAT™. Its products are marketed and sold to toy stores, specialty retailers, Internet retailers, museums, zoos, theme parks, attractions, catalog companies and education markets in the United States and worldwide.

Visit the Company’s web site at www.apii.com.

Any statements that are not historical facts contained in this release are forward-looking statements. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

Contact: Ray Oliver, Investor Relations Officer 407/481-8007 extension 723